NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2014 Earnings

•	Quarterly net income increased to $1.24 million; up 54.1% from second quarter 2013
•	Net income up 26.4% YTD: $2.23 million versus $1.77 million in 2013

•	Nonperforming assets declined 41.0% from a year ago; currently 0.81% of total assets

•	No provision for loan losses recorded due to significant improvement in net loan charge-offs and asset quality

WARRENTON, VA., July 30, 2014 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.24 million for the second quarter of 2014 compared with $804,000 for the second quarter of 2013, an improvement of 54.1%.  Basic and diluted earnings per share for the second quarter of 2014 were $0.33 compared with earnings per share of $0.22 in the second quarter 2013.  Net income for the first six months of 2014 was $2.23 million compared with $1.77 million for the same period of 2013, an increase of 26.4%.  Basic and diluted earnings per share for the first six months of 2014 were $0.60 compared with basic and diluted earnings per share of $0.48 and $0.47, respectively, for the first six months of 2013.
Randy Ferrell, President and CEO, said, "We had a very respectable second quarter with net income of $1.24 million.  Provisions for loan losses have been reduced because we are seeing decreasing net loan charge-offs and fewer nonperforming loans."
"Our nonperforming assets have declined for the seventh consecutive quarter, and net loan charge-offs have fallen to the lowest levels in seven years. This positive momentum has enabled us to revitalize our focus on growth and profitability including the opening of our new Gainesville branch in June."
Return on average assets (ROAA) was 0.83% and return on average equity (ROAE) was 9.35% for the second quarter of 2014, an increase from 0.54% and 6.65%, from the second quarter of 2013.  For the six month period ended June 30, 2014, Fauquier Bankshares' return on average assets was 0.75% and return on average equity was 8.57%, compared with 0.60% and 7.38%, for the six month period ended June 30, 2013.
Net interest margin was 3.55% in the second quarter of 2014 compared with 3.60% for the same period in 2013.  Net interest income for the second quarter of 2014 decreased $102,000 to $4.82 million when compared with $4.92 million for the same period in 2013.  The decrease in net interest income was due primarily to a decline in the yield on loans. The average yield on earning assets decreased 17 basis points while cost of funds declined 13 basis points from the second quarter 2013.  Net interest margin was 3.59% in the first half of 2014 compared with 3.60% for the same period in 2013.  Net interest income for the first six months of 2014 decreased $88,000 to $9.68 million when compared with $9.77 million for the same period in 2013.
Total assets increased to $600.8 million at June 30, 2014 compared with $590.9 million at June 30, 2013.  Net loans remained relatively flat at $436.6 million at June 30, 2014 compared with $436.1 million at June 30, 2013.  Total deposits increased to $522.8 million at June 30, 2014 compared with $519.3 million at June 30, 2013.  Transaction deposits (Demand and interest checking accounts) grew $23.1 million to $301.3 million compared with $278.2 million in the second quarter of 2013, representing 57.6% of total deposits.  The Company continues to have ample available liquidity in the form of cash, customer deposits and other funding sources.
"During the second quarter, we restructured our commercial lending effort and have established a separate group of lenders in Fauquier and Prince William Counties," Ferrell said.  "Since this area has a greater concentration of companies that deliver goods and services to the federal government, we have expanded our commercial product line to include government contractors. In addition, we are placing an increased emphasis on commercial and industrial lending needs for our existing and growing customer base."
Nonperforming assets decreased to $4.8 million, or 0.81% of total assets, at June 30, 2014, compared with $8.2 million, or 1.39% of total assets, at June 30, 2013. Included in nonperforming assets at June 30, 2014 were $2.2 million of nonperforming loans, $1.4 million of other real estate owned and $1.2 million of nonperforming corporate bond investments, at fair value.
Recoveries exceeded charge-offs for both the quarterly and six month 2014 comparisons.  Net loan charge-offs decreased in the second quarter 2014 with net loan recoveries of $122,000 compared with net loan charge-offs of $51,000 in the second quarter of 2013.  The ratio of net loan recoveries to average loans outstanding for the second quarter of 2014 was 0.03% compared with net loan charge-offs of 0.01% for 2013.  Net loan charge-offs decreased for the first six months of 2014 with net loan recoveries of $86,000 compared with net loan charge-offs of $389,000 for the same period in 2013.  The ratio of net loan recoveries to average loans outstanding was 0.02% for the six months ended 2014, compared with net loan charge-offs of 0.09% for the same period in 2013.
There was no recorded provision for loan losses for the second quarter and first six months of 2014 compared with $800,000 and $967,000 for the same periods in 2013.  Allowance for loan losses was $6.75 million or 1.52% of total loans at June 30, 2014 compared with $6.84 million or 1.54% at June 30, 2013.  The allowance for loan losses coverage ratio was 3.05 times nonperforming loans at June 30, 2014 compared with 1.02 times for the same period in 2013.
Noninterest income decreased $41,000, or 2.4%, to $1.70 million in the second quarter 2014 compared with $1.74 million in the same quarter in 2013.  Noninterest income decreased $59,000 to $3.12 million during the first six months of 2014 compared with $3.18 million during the same period in 2013.  Wealth management revenue increased $70,000 or 7.3% from the first six months of 2013 due to both increased customer accounts and a favorable market.  This favorable variance was offset by a decrease of $129,000 to service charges and other income totaling $2.08 million for the first six months of 2014 compared with $2.21 million for the first six months of 2013.
Noninterest expense for the second quarter 2014 increased $25,000, or 0.5%, to $4.85 million compared with $4.83 million for the second quarter 2013.  The largest component of noninterest expense, salaries and benefits, increased by $115,000 for the quarter.  The increase in salaries and benefits is partially attributable to an increase in staffing of the new branches.  Other operating expenses reflected an increase of $109,000 compared with the second quarter 2013.  Those variances were partially offset by a $195,000 decline in other professional services.  Noninterest expense for the first six months of 2014 increased $167,000 or 1.7% to $9.83 million compared with $9.67 million for the same period in 2013.  The increase is attributable to the same explanations mentioned in the quarterly comparison.
"While online banking continues to grow, there is no substitute for meeting one-on-one. Only through human interaction can we truly serve our customer and make their financial lives easier," Ferrell said.  "This summer we opened our newest branch in Gainesville, Virginia. We are excited to bring local community banking to this part of Prince William County.  The branch uses the latest technology with an open lobby design creating a welcoming environment for more customer-focused service.  This new branch will complement the current and future demand for expanded financial services in and around the area."
Shareholders' equity increased $5.4 million to $53.5 million at June 30, 2014 compared with $48.1 million at June 30, 2013.  The book value per common share increased to $14.34 at June 30, 2014 from $12.95 at June 30, 2013.  Fauquier Bankshares' stock price closed at $16.00 per share on July 29, 2014.  The Company's regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.  At June 30, 2014, the Company's leverage ratio was 9.65%, compared with 9.08% one year earlier. The Company's tier 1 and total risk-based ratios were 13.78% and 15.03%, respectively, at June 30, 2014, compared with 12.72% and 13.97% at June 30, 2013. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. TFB continues to look into expanding its market presence.  Additional information is available at www.fauquierbank.com or by calling (800) 638-3798.
This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these "non-GAAP" measures in their analysis of the Corporation's performance.  The Company's management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013

EARNINGS STATEMENT DATA:
Interest income	$5,479	$5,508	$5,735	$5,841	$5,748
Interest expense	657	651	671	689	824
Net interest income	4,822	4,857	5,064	5,152	4,924
Provision for loan losses	-	-	500	333	800
Net interest income after provision for loan losses	4,822	4,857	4,564	4,819	4,124
Noninterest income	1,698	1,422	1,827	1,689	1,739
Noninterest expense	4,851	4,983	4,513	4,926	4,826
Income (loss) before income taxes	1,669	1,296	1,878	1,582	1,037
Income taxes	430	303	477	418	233
Net income (loss)	$1,239	$993	$1,401	$1,164	$804

PER SHARE DATA:
Net income per share, basic	$0.33	$0.27	$0.38	$0.31	$0.22
Net income per share, diluted	$0.33	$0.27	$0.37	$0.31	$0.22
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,730,877	3,720,491	3,713,342	3,713,342	3,713,342
Average diluted shares outstanding	3,748,299	3,734,897	3,734,812	3,731,888	3,728,964
Book value at period end	$14.34	$14.09	$13.80	$13.16	$12.95
BALANCE SHEET DATA:
Total assets	$600,774	$604,673	$615,774	$595,449	$590,899
Loans, net	436,552	439,004	444,710	448,524	436,084
Investment securities	59,036	57,145	55,033	51,562	50,067
Deposits	522,750	527,717	540,204	522,803	519,329
Transaction accounts (Demand & interest checking accounts)	301,293	293,503	310,930	295,697	278,230
Shareholders' equity	53,504	52,557	51,227	48,885	48,103
PERFORMANCE RATIOS:
Net interest margin(1)	3.55%	3.62%	3.60%	3.76%	3.60%
Return on average assets	0.83%	0.68%	0.91%	0.78%	0.54%
Return on average equity	9.35%	7.76%	11.16%	9.51%	6.65%
Efficiency ratio(2)	73.09%	79.97%	65.73%	70.76%	71.13%
Yield on earning assets	4.02%	4.10%	4.07%	4.25%	4.19%
Cost of interest bearing liabilities	0.59%	0.59%	0.58%	0.61%	0.72%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
ASSET QUALITY RATIOS:
Nonperforming loans	$2,210	$2,002	$2,184	$5,060	$6,698
Other real estate owned	1,406	1,406	4,085	1,406	1,406
Foreclosed property	-	-	-	-	-
Nonperforming corporate bonds, at fair value	1,222	1,861	1,300	128	96
Total nonperforming assets	4,838	5,269	7,569	6,594	8,200
Restructured loans still accruing	8,343	8,598	8,613	8,564	8,484
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,949	7,017	7,917	3,629	3,220
Other loans past due 90 or more days and still accruing	1	358	506	1	355
Total nonperforming and other risk assets	$16,131	$21,242	$24,605	$18,788	$20,259

Nonperforming loans to total loans, period end	0.50%	0.45%	0.48%	1.11%	1.51%
Nonperforming assets to period end total assets	0.81%	0.87%	1.23%	1.11%	1.39%
Allowance for loan losses	$6,753	$6,631	$6,667	$6,481	$6,836
Allowance for loan losses to period end loans	1.52%	1.49%	1.48%	1.42%	1.54%
Allowance for loan losses as percentage of nonperforming loans, period end	305.57%	331.22%	305.27%	128.10%	102.05%
Net loan charge-offs (recoveries) for the quarter	$(122)	$36	$315	$688	$51
Net loan charge-offs (recoveries) to average loans	(0.03)%	0.01%	0.07%	0.15%	0.01%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.65%	9.54%	9.24%	9.31%	9.08%
Tier 1 risk-based capital ratio	13.78%	13.57%	13.28%	12.93%	12.72%
Total risk-based capital ratio	15.03%	14.83%	14.54%	14.18%	13.97%
Tangible equity to total assets	8.91%	8.69%	8.32%	8.21%	8.14%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Six Month Period Ended,
	June 30, 2014	June 30, 2013
EARNINGS STATEMENT DATA:
Interest income	$10,987	$11,469
Interest expense	1,308	1,702
Net interest income	9,679	9,767
Provision for loan losses	-	967
Net interest income after
provision for loan losses	9,679	8,800
Noninterest income	3,120	3,179
Noninterest expense	9,834	9,667
Income before income taxes	2,965	2,312
Income taxes	733	546
Net income	$2,232	$1,766

PER SHARE DATA:
Net income per share, basic	$0.60	$0.48
Net income per share, diluted	$0.60	$0.47
Cash dividends	$0.24	$0.24
Average basic shares outstanding	3,725,713	3,708,219
Average diluted shares outstanding	3,741,627	3,722,303

PERFORMANCE RATIOS:
Net interest margin(1)	3.59%	3.60%
Return on average assets	0.75%	0.60%
Return on average equity	8.57%	7.38%
Efficiency ratio(2)	76.46%	73.30%

Net loan charge-offs (recoveries)	$(86)	$389
Net loan charge-offs (recoveries) to average loans	(0.02)%	0.09%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.